EXHIBIT 21.1

Subsidiaries

1.    American Superconductor Europe GmbH (*)—established in Germany
2.    ASC Devens LLC (*)—incorporated in Delaware
3.    ASC Securities Corp. (*)—incorporated in Massachusetts
4.    Superconductivity, Inc. (*)—incorporated in Delaware

* Wholly owned subsidiary of American Superconductor Corporation